UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

October 3, 2005

JDS UNIPHASE CORPORATION

(Exact name of registrant as specified in its charter)

State of Delaware	0-22874	94-2579683
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1768 Automation Parkway

San Jose, CA 95131

(Address of principal executive offices, including zip code)

(408) 546-5000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01 Changes in Registrant’s Certifying Accountant.

The Audit Committee of the Board of Directors of JDS Uniphase Corporation (the “Registrant”) approved the dismissal of Ernst & Young LLP (“EY”) as the Registrant’s independent registered public accounting firm effective as of October 3, 2005. Additionally, the Audit Committee approved the appointment of PricewaterhouseCoopers LLP (“PwC”) as the Registrant’s independent registered public accounting firm for the fiscal year ending June 30, 2006. Prior to the acquisition of Acterna, Inc. (“Acterna”) by the Registrant, PwC was the independent auditor for Acterna.

The audit reports of EY on the Registrant’s financial statements for the fiscal years ended June 30, 2004 and 2005 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. The audit report of EY on management’s assessment of the effectiveness of internal control over financial reporting as of June 30, 2005 did not contain an adverse opinion or disclaimer of opinion although EY’s report with respect to the effectiveness of internal controls over financial reporting indicates that the Registrant did not maintain effective internal control over financial reporting as of June 30, 2005 because of the effect of the material weaknesses, as detailed below, on the achievement of the objectives of the control criteria and contains explanatory paragraphs that describe the material weaknesses consistent with the discussion below.

In connection with EY’s audits for the fiscal years ended June 30, 2004 and 2005 and through the subsequent interim period ended September 30, 2005 or October 3, 2005, there were no disagreements with EY on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of EY, would have caused EY to make reference to the subject matter of such disagreements in connection with its reports. In addition no reportable events, as defined in Item 304(a)(1)(v) of Regulation S-K, occurred during the Registrant’s fiscal years ended June 30, 2004 and 2005 and through the subsequent interim period ending September 30, 2005 or October 3, 2005, except that, as previously disclosed by the Registrant in its Annual Report on Form 10-K for the year ended June 30, 2005, EY advised that the Registrant did not maintain effective internal control over financial reporting as of June 30, 2005 because of the effect of the following material weaknesses identified in management’s assessment:

•	A material weakness in the design and operating effectiveness of controls related to documentation and analysis of goodwill impairment under Financial Accounting Standards Board Statement No. 142, Goodwill and Other Intangible Assets. This material weakness impacts the Registrant’s ability to report financial information related to goodwill and resulted in a material adjustment to the goodwill impairment expense recorded in the fourth quarter of fiscal 2005.

•	A material weakness in the control environment due to an insufficient number of qualified resources with the required proficiency to apply the Registrant’s accounting policies in accordance with U.S. GAAP. This material weakness resulted in adjustments to several significant accounts. The accounts most affected included foreign currency translation, restructuring accruals and investments.

•	A material weakness in information and communication due to insufficient processes and controls in the identification, capture and timely communication of financially significant information between certain parts of the Registrant’s organization and the finance department that precludes the Registrant’s finance department from accounting for transactions in a complete, appropriate and timely manner. This material weakness resulted in adjustments to several significant accounts. The accounts most affected included inventory and stock-based compensation.

•	A material weakness in control activities associated with complex and non-routine transactions and estimation processes, due to inadequate documentation and review of accounting procedures and analyses. This material weakness resulted in adjustments to several significant accounts. The areas most affected included revenue, investments, and the statement of cash flows.

The subject matter of the material weaknesses described above was discussed with EY by the Registrant’s management and the Audit Committee of the Board of Directors of the Registrant. The Registrant has authorized EY to fully respond to the inquiries of the Registrant’s newly appointed independent registered public accounting firm, PwC.

The Registrant provided EY with a copy of this Current Report on Form 8-K prior to its filing with the Securities and Exchange Commission (the “SEC”) and requested that EY furnish a letter addressed to the SEC stating whether or not EY agrees with the statements noted above. A copy of the letter, dated October 6, 2005, from EY is attached as Exhibit 16.1 to this Current Report on Form 8-K.

The Registrant appointed PwC as its new independent registered public accounting firm as of October 3, 2005. During the Registrant’s two most recent fiscal years and the subsequent interim period through October 3, 2005, neither the Registrant nor anyone on its behalf has consulted with PwC regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Registrant’s financial statements, and neither a written report was provided to the Registrant nor oral advice was provided by PwC that was an important factor considered by the Registrant in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement, as that term is defined in Item 304 (a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a reportable event, as that term is defined in Item 304 (a)(1)(v) of Regulation S-K.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits

16.1	Letter dated October 6, 2005 from Ernst & Young LLP to the United States Securities and Exchange Commission

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JDS UNIPHASE CORPORATION

By:	/s/ David Vellequette
David Vellequette
Senior Vice President and Chief Financial Officer

Date: October 6, 2005

EXHIBIT INDEX

Exhibit No.	Description
16.1	Letter dated October 6, 2005, from Ernst & Young LLP to the United States Securities and Exchange Commission